Exhibit 99.1

LogicBio Reports First Quarter 2020 Financial Results and Provides Business Updates

LEXINGTON, Mass., May 11, 2020 – LogicBio Therapeutics, Inc. (Nasdaq:LOGC) (LogicBio or the Company), a genome editing company focused on developing medicines to durably treat rare diseases in pediatric patients, today reported financial results for the quarter ended March 31, 2020 and provided a business update.

“We remain committed to advancing LB-001 to the clinic for methylmalonic acidemia (MMA) as quickly as possible. We have had preliminary interactions with the FDA regarding their questions on our IND for LB-001 and plan to continue these interactions through the middle of the year. We look forward to providing an update on the anticipated timing for the initiation of our Phase 1/2 clinical trial for LB-001 after we complete these interactions,” said Fred Chereau, CEO of LogicBio. “At the same time, we continue to advance our research programs and look forward to sharing the fruits of our ongoing work in rare diseases including MMA and Crigler-Najjar (CN) syndrome at this year’s virtual ASGCT annual meeting.”

Updates to Business Operations in Response to COVID-19

LogicBio has been actively monitoring the COVID-19 pandemic and its impact globally. LogicBio’s objectives have remained the same throughout the pandemic: to support the safety of its team members and their families and continue its research and development activities to develop genetic medicines that have the potential to durably treat rare diseases in pediatric patients with significant unmet medical need.

Since mid-March, the Company’s non-laboratory employees have been working remotely to comply with social distancing and “stay at home” orders as well as applicable guidelines from the U.S. Centers for Disease Control and Prevention. LogicBio’s laboratory employees, whose work must be performed on premises, have been working in shifts to continue in-house research and manufacturing activities on a decreased basis. LogicBio has also ceased all business travel for its employees and plans to maintain these or similar restrictions on its business activities until LogicBio believes that its employees can fully resume such activities in accordance with federal, state and local requirements and guidelines.

Business Highlights Include:

•

Initiated work supporting collaboration with Takeda to leverage the GeneRide platform in Crigler-Najjar Syndrome. LogicBio and Takeda agreed to further research and develop LB-301, an investigational pediatric genome editing therapy based on LogicBio’s GeneRide technology for the treatment of CN. LB-301, utilizing the modularity of GeneRide, is expected to share several components with LB-001 to facilitate development.

•	Moved headquarters to support platform development and capabilities expansion. The new lab and office space doubles the Company’s available space compared to its previous headquarters.

•

Appointment of Mark Enyedy to Board of Directors. Mr. Enyedy brings over 25 years of deep experience in biotech management, strategy, and corporate development, and currently serves as President and Chief Executive Officer of Immunogen, Inc.

First Quarter 2020 Financial Results

Three Months Ended March 31, 2020 and 2019

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R&D Expenses: Research and development expenses for the three months ended March 31, 2020 were $7.2 million, compared to $5.5 million for three months ended March 31, 2019. The increase was primarily due to an increase of approximately $0.7 million related to external development and manufacturing expenses for the Company’s lead product candidate, LB-001, $0.4 million in other research and development expenses related to general platform development and $0.6 million in personnel-related costs due to an increase in headcount. While there may be fluctuations on a quarterly basis, the Company expects that its research and development costs will decrease over the next twelve months as it believes that it has already incurred a significant proportion of the LB-001 external development and manufacturing costs needed to bring LB-001 into clinical development.

•

G&A Expenses: General and administrative expenses were $3.2 million for the three months ended March 31, 2020, compared to $2.6 million for the three months ended March 31, 2019. The increase was primarily due to an increase in personnel-related costs due to an increase in headcount. The Company expects that general and administrative expenses will remain relatively consistent over the next twelve months, although there may be fluctuations on a quarterly basis.

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Net Loss: Net loss was $9.5 million, or $0.41 per share, for the three months ended March 31, 2020, compared to a net loss of $7.7 million, or $0.34 per share, for the three months ended March 31, 2019.

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Cash Position and Financial Guidance: Cash and cash equivalents were $43.2 million as of March 31, 2020. The Company believes that its cash and cash equivalents as of March 31, 2020 will enable the Company to fund operating expenses and capital expenditure requirements through the second quarter of 2021.

About LogicBio Therapeutics

LogicBio Therapeutics is a genome editing company focused on developing medicines to durably treat rare diseases in pediatric patients with significant unmet medical needs using GeneRide™, its proprietary technology platform. GeneRide enables the site-specific integration of a therapeutic transgene in a nuclease-free and promoterless approach by relying on the native process of homologous recombination to drive potential lifelong expression. Headquartered in Lexington, Mass., LogicBio is committed to developing medicines that will transform the lives of pediatric patients and their families.

For more information, please visit www.logicbio.com.

Forward Looking Statements

This press release contains “forward-looking” statements within the meaning of the federal securities laws, including those related to the Company’s plans to resolve the FDA’s clinical hold on the IND for LB-001; the timing, progress and results of the Company’s research and development activities, including those related to the GeneRide technology platform; its plans for LB-301 in Crigler-Najjar; and the sufficiency of its cash, cash equivalents and investments to fund operating expenses and capital expenditure requirements. These are not statements of historical facts and are based on management’s beliefs and assumptions and on information currently available. They are subject to risks and uncertainties that could cause the actual results and the implementation of the Company’s plans to vary materially, including the risks associated with the initiation, cost, timing, progress and results of the Company’s current and future research and development activities and preclinical studies and potential future clinical trials. In particular, while the Company expects the COVID-19 pandemic to adversely affect its business operations and financial results, the extent of the impact on the Company’s ability to progress with its research, development, manufacturing and regulatory efforts, including the Company’s plans to resolve the clinical hold placed by the FDA on the IND for LB-001, and the value of and market for the Company’s common stock, will depend on future developments that are highly uncertain and cannot be predicted with confidence at this time, such as the ultimate duration of the pandemic, travel restrictions, quarantines, social distancing and business closure requirements in the United States and in other countries, and the effectiveness of actions taken globally to contain and treat the disease. These risks are discussed in the Company’s filings with the U.S. Securities and Exchange Commission (SEC), including, without limitation, the Company’s Annual Report on Form 10-K filed on March 16, 2020 with the SEC, and the Company’s subsequent Quarterly Reports on Form 10-Q and other filings with the SEC. Except as required by law, the Company assumes no obligation to update these forward-looking statements publicly, even if new information becomes available in the future.

LogicBio Therapeutics, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended March 31,
	2020	2019
REVENUE
Service revenue	$1,021	$—

Total revenue	1,021	—
OPERATING EXPENSES
Research and development	7,173	5,486
General and administrative	3,192	2,632

Total operating expenses	10,365	8,118

LOSS FROM OPERATIONS	(9,344)	(8,118)

OTHER INCOME (EXPENSE), NET
Interest income	167	443
Interest expense	(272)	—
Other expense, net	(6)	—

Total other income (expense), net	(111)	443

Loss before income taxes	(9,455)	(7,675)
Income tax provision	—	(22)

Net loss	$(9,455)	$(7,697)

Net loss per share—basic and diluted	$(0.41)	$(0.34)

Weighted-average common stock outstanding—basic and diluted	23,175,802	22,313,129

LogicBio Therapeutics, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	As of
	March 31, 2020	December 31, 2019
Cash, cash equivalents and investments	$43,153	$50,647
Other assets	5,596	5,013

TOTAL ASSETS	$48,749	$55,660

Accounts payable, accrued expenses and other liabilities	$15,042	$13,373
Stockholders’ equity	33,707	42,287

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$48,749	$55,660

Contacts:

Brian Luque

Associate Director, Investor Relations

bluque@logicbio.com

951-206-1200